Joint Filer Information

Names:	Electrum Strategic Resources LLC

Address:	The Electrum Group LLC c/o Tigris Group Inc. 535 Madison Ave., 12th Floor New York, New York 10022

Designated Filer:	Thomas Kaplan

Issuer and Ticker Symbol:	NovaCopper Inc. [NCQ]

Date of Event Requiring Filing Of This Statement:	November 30, 2012

The undersigned, Electrum Strategic Resources LLC, is jointly filing the attached Statement of Changes In Beneficial Ownership on Form 3 with Thomas Kaplan with respect to the beneficial ownership of securities of NovaCopper Inc.

Signatures:

ELECTRUM STRATEGIC RESOURCES LLC

By:	/s/ William Natbony
Name: William Natbony
Title: Chief Executive Officer